Exhibit 4.3

Shares BIOCANCELL LTD 51-467262-5 SHARE CERTIFICATE Authorized Capital: 30,000,000 Ordinary Shares with no par value THIS IS TO CERTIFY That is the Registered Holder of Shares Ordinary Inclusive and fully paid in the above named company subject to the Articles of Association of the Company. Given under the Common Seal of the Company. year of On day Secretary: CFO/COO: Signature Signature